EXHIBIT 2.2

CONFIDENTIAL

SHARE PURCHASE AGREEMENT FOR THE SHARES

OF

ATMOS CORPORATION

August 29, 2002

EXHIBITS AND SCHEDULES

Exhibits
A	Holders of Atmos Common Shares
B	Holders of Atmos Preference Shares
C	Section 83(b) Election
D	Restricted Stock Purchase Agreement
E	Atmos’s Solicitors’ Opinion
F	Vendors’ Solicitors’ Opinions
G	Vendors’ Release
H	Virage Release
I	Non-Competition Agreement
J	Escrow Agreement
K	MoSys Counsel Opinion

Schedules
2.2	Purchase Price Payable for Preference Shares
2.3	Purchase Price Payable for Common Shares
2.4	Purchase Price Payable for Atmos Options
2.5	Atmos Liabilities
4.1(c)	Non-resident Shareholders
4.1(e)	Ownership of Shares
4.1(f)	Third-Party Consents
4.1(g)	Organization of Atmos
4.1(j)	Financial Statements
4.1(k)	Title to Assets
4.1(l)(i)	List of Intellectual Property
4.1(l)(ii)	List of IP Rights
4.1(l)(viii)	Infringement of Third Party IP
4.1(l)(ix)	Infringement of Atmos IP
4.1(l)(x)	Employee IP Agreements
4.1(l)(xi)	Derivative Works
4.1(l)(xii)	Transfer of Atmos IP
4.1(m)	Products and Services
4.1(n)	Licenses and Permits
4.1(o)	Undisclosed Liabilities
4.1(p)	Consents and Approvals
4.1(q)	Notices
4.1(s)	Litigation
4.1(t)	Insurance
4.1(v)(i)	Employee Compensation
4.1(v)(iii)	Employee Termination
4.1(v)(vii)	Labor Proceedings
4.1(w)	Employee Plans
4.1(x)	Extraordinary Fees, Salary, Bonuses and Dividends
4.1(y)	Customers and Suppliers
4.1(z)	Affiliated Transactions

4.1(aa)	Taxes
4.1(ff)	Absence of Changes
6.7(f)	Employee Severance Amounts

TABLE OF CONTENTS

ARTICLE 1 -	INTERPRETATION
1.1	Definitions
1.2	Headings and Table of Contents
1.3	Business Days
1.4	Currency and Payment Obligations
ARTICLE 2 -	PURCHASE OF SHARES
2.1	Agreement to Purchase and Sell Shares
2.2	Amount of Purchase Price for the Preference Shares
2.3	Amount of Purchase Price for the Common Shares
2.4	Amount of Purchase Price for the Atmos Options
2.5	Excess Liability Adjustment
2.6	Escrow
2.7	Tax Election
2.8	Vesting Provisions
2.9	Stock Option Issuance
2.10	Section 116 of the Income Tax Act (Canada)
2.11	Employee Amount
2.12	Employee Withheld Amount
ARTICLE 3 -	CLOSING ARRANGEMENTS
3.1	Closing
3.2	Conditions to Obligations of MoSys at Closing
3.3	Conditions to Vendors’ Obligations at Closing
3.4	Drag-Along Shares
ARTICLE 4 -	REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties of the Vendors
4.2	Representations and Warranties of MoSys
ARTICLE 5 -	SECURITIES ACT COMPLIANCE; REGISTRATION
5.1	Registration Statement
5.2	Compliance with Canadian Securities Laws

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ARTICLE 6 -	SURVIVAL; INDEMNIFICATION
6.1	Survival of Representations and Warranties
6.2	Sole Recourse for Breach of Representations and Warranties
6.3	Appointment of Holders’ Agent
6.4	Indemnification by the Vendors and MoSys
6.5	Limitation on Claims
6.6	Notice of Claims
6.7	Disputed and Third-Party Claims
ARTICLE 7 -	ADDITIONAL COVENANTS OF THE VENDORS AND MOSYS
7.1	Non-Disclosure
7.2	Access
7.3	Reasonable Business Efforts, No Inconsistent Action
7.4	Indemnification of Atmos Indemnitees
7.5	Termination of this Agreement
7.6	Termination of Other Agreements
7.7	Exclusivity
7.8	MoSys Contribution
ARTICLE 8 -	GENERAL
8.1	Expenses
8.2	Notices
8.3	Complete Agreement; Waiver and Modification, Etc.
8.4	Effect of Waiver
8.5	Severability
8.6	Non-Merger
8.7	Further Assurances
8.8	Language
8.9	Gender
8.10	Governing Law; Waiver of Jury Trial; Forum
8.11	Successors and Assigns
8.12	Counterparts

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 29, 2002, by and among Monolithic System Technology, Inc., a Delaware corporation (“MoSys”), the individual holders of Common Shares of Atmos Corporation, a company incorporated under the laws of the Province of Ontario (“Atmos”), that are identified on Exhibit A and the holders of Preference Shares of Atmos that are identified on Exhibit B, as amended from time to time (collectively referred to herein as the “Vendors”).

RECITALS

A.            The Vendors are the registered and beneficial owners of all the issued and outstanding shares in the capital of Atmos.

B.            Each Party has independently determined that the consummation of the transactions contemplated by this Agreement is in its best interests.

C.            Pursuant to the terms and conditions set forth in this Agreement, MoSys will, among other things, acquire all of the issued and outstanding shares in the capital of Atmos that are owned by the Vendors in exchange for cash and/or shares of MoSys Stock, as the case may be.

D.            A portion of the cash payable by MoSys to all of the Vendors other than the Virage Group (as defined herein) in connection with the transactions contemplated by this Agreement shall be placed in escrow by MoSys pursuant to the Escrow Agreement (as defined herein).

E.             MoSys and the Vendors desire to make certain representations and other agreements in connection with this Agreement and the transactions contemplated hereunder.

ARTICLE 1 - INTERPRETATION

1.1           Definitions.  In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

“Acquisition Proposal” means any proposed Acquisition Transaction.

“Acquisition Transaction” means any (i) merger, consolidation or similar transaction involving Atmos in connection with a Third Party Transaction, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of Atmos representing 10% or more of the consolidated assets of Atmos in connection with a Third

Party Transaction, (iii) issue, sale, transfer or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes attached to the outstanding securities of Atmos, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 10% or more of the outstanding shares of common stock of Atmos, or (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to Atmos in connection with a Third Party Transaction.  “Third Party Transaction” means an Acquisition Transaction with a party unrelated to MoSys.  “Beneficial Ownership” has the meanings stated in Rule 13d-3 under the Exchange Act.

“Affiliate” means a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time.

“Applicable Employee Benefit Laws” has the meaning given in Section 4.1(x).

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter.  Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any court, tribunal or regulatory agency having jurisdiction over it, or charged with its administration or interpretation.

“Assets” means all real and personal property, leasehold interests, improvements, inventory, receivables, Intellectual Property rights owned or licensed, contracts, licenses, permits, books, records, prepaid charges, deposits, goodwill and other intangibles, other assets, interests and rights, whether choate or inchoate, contingent, tangible or intangible, and all income on and proceeds of any or all of the foregoing.

“Atmos” means Atmos Corporation, a company incorporated under the laws of the Province of Ontario and all Subsidiaries of Atmos.

“Atmos Options” means all options to purchase capital stock of Atmos that are outstanding as of the Closing Date.

“Atmos Party” means Atmos or any Vendor.

“Atmos Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement by and among Atmos, Dr. Paul Slaby, Wlodek Kurjanowicz, and certain investors and parties dated as of June 29, 2001.

“Business” means the development and sale of products and services for embedded semiconductor System-on-a-Chip designs.

“Business Day” means any day except Saturday, Sunday and any day on which banks are generally not open for business in the Cities of Toronto, Ontario or San Francisco, California.

“Class A Shares” means all of the issued and outstanding Class A preference shares in the capital of Atmos.

“Class B Shares” means all of the issued and outstanding Class B preference shares in the capital of Atmos.

“Class D Shares” means all of the issued and outstanding Class D preference shares, Series 1 and Series 2, in the capital of Atmos.

“Closing” means the completion of the purchase and sale of the Preference Shares and the Common Shares in accordance with the provisions of this Agreement.

“Closing Date” means August 29, 2002, or such earlier or later date as may be agreed upon in writing by the Parties.

“Closing Time” means 2:00 p.m. (E.D.T.) on the Closing Date, or such earlier or later time as may be agreed in writing by the Parties.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Consideration” has the meaning given in Section 2.3.

“Common Shares” means all of the issued and outstanding common shares in the capital of Atmos.

“Consents and Approvals” means all consents and approvals required to be obtained by any of Atmos or the Vendors in connection with the execution and delivery of this Agreement including, without limitation, consents and approvals of each Party’s board of directors (or its equivalent) if such Party is a corporation or company, as necessary or appropriate, and the completion of the transactions contemplated by this Agreement.

“Continuing Holder” has the meaning given in Section 2.8.

“Continuing Optionholder” means a holder of Atmos Options who is an Employee of Atmos who either accepts an offer of employment with MoSys or continues to be employed by Atmos after the Closing, as identified as Continuing Optionholders in Schedule 2.4 hereto.

“Continuing Shareholder” means a shareholder of Atmos who is an Employee of Atmos who either accepts an offer of employment with MoSys or continues to be employed by Atmos after the Closing, as identified as Continuing Shareholders in Schedule 2.3 hereto.

“Contract” means any agreement, written or oral, or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person.  Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

“Damages” means any loss, loss in value, cost, liability or expense actually incurred, including without limitation, costs and expenses of litigation and reasonable attorneys’ fees, but excluding in each case incidental, consequential or punitive damages.  (The foregoing exclusion of punitive damages does not apply, however, to any punitive damages awarded in a Third-Party Claim.)  All Damages shall be net of any applicable insurance recovery (net of any retrospective premium adjustment).

“Director” means a director of Atmos; and “Directors” means every Director.

“Election” has the meaning given in Section 2.7.

“Employee” means an individual who is employed by Atmos or any Atmos Subsidiary; and “Employees” means every Employee.

“Employee Plans” has the meaning given in Section 4.1(w).

“Employment Benefit” has the meaning given in Section 2.12.

“Environmental Laws” means Applicable Law in respect of the natural environment, public health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Material.

“Environmental Permits” means all permits, certificates, approvals, consents, registrations and licenses issued or required by any Environmental Laws or any court or governmental authority and relating to or required for the ownership and/or operation of the Business and the Assets.

“Escrow Amount” means the aggregate amount cash and stock consideration payable under Section 2.5 to be held in escrow by the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement by and among the Escrow Agent, MoSys, and the Holders’ Agent, in substantially the form of Exhibit J.

“Escrow Agent” means Cupertino National Bank & Trust, the escrow agent to be appointed under the Escrow Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excess Liability Adjustment” has the meaning given in Section 2.5.

“Financial Statements” has the meaning given in Section 4.1(j).

“GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.

“Governmental Agency” means any agency, department, board, commission, district or other public organ, whether federal, provincial, local or foreign.

“Guaranty” of or by any Person shall mean any obligation, contingent or other, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guaranty shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hazardous Material” means all or any of the following:  (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity, and (iii) any petroleum products, explosives or radioactive materials.

“Holders’ Agent” has the meaning given in Section 6.3.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or other, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranties by such Person of Indebtedness of others, (h) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any entity which is a Subsidiary of such Person.

“Intellectual Property” means any and all patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, licenses, service marks, business marks, trade dress, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), circuit designs, algorithms, verilog test results, proprietary design tools, masks, registrations, mask works, layouts, test keys, cells, databases, trade secrets, technology, inventions, discoveries and improvements, know-how, proprietary rights, formulae, processes, methods, technical information, confidentiality and proprietary information and all other intellectual property rights owned or licensed, whether or not subject to statutory registration or protection, and licenses to any and all of the foregoing.

“Interim Financial Statements” means the balance sheet of Atmos of July 31, 2002 and the statement of operations for the six-month period then ended.

“ITA” means the Income Tax Act (Canada), as amended.

“Last Escrow Claim Date” has the meaning given in Section 6.1.

“Legal Requirement” means a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a permit or other authorization issued by a Governmental Agency.

“Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes or otherwise.

“Licenses and Permits” means all licenses, permits, filings, authorizations, approvals, franchise, indicia of authority or similar instrument issued to Atmos by any Governmental Agency including the Environmental Permits.

“Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“Major Continuing Shareholders” has the meaning given in Section 2.6.

“Material Adverse Effect” means the effect on Atmos of a violation or other matter, if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement or any ancillary document but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have  a material adverse effect on Atmos’s business, condition, assets, liabilities, operations, financial performance or prospects.

“Mosaid” means Mosaid Technologies Incorporated, a corporation incorporated under the laws of the Province of Ontario.

“MoSys Options” has the meaning given in Section 2.8(a).

“MoSys Stock” means the issued and outstanding common stock of MoSys.

“Non-continuing Optionholder” means a holder of Atmos Options who is an Employee of Atmos who will not be an employee of either MoSys or Atmos after the Closing, as identified as Non-continuing Optionholders in Schedule 2.4 hereto.

“Non-continuing Shareholder” means a shareholder of Atmos who is an Employee of Atmos who will not be an employee of either MoSys or Atmos after the Closing, as identified as Non-continuing Shareholders in Schedule 2.3 hereto.

“Notices” means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which Atmos is a party or by which Atmos is bound or which is applicable to any of the Assets of Atmos in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

“Officer” means an officer of Atmos; and “Officers” means every Officer.

“Option Consideration” has the meaning given in Section 2.4.

“Order” means any judgement, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

“Person” includes an individual, a corporation, a limited liability company, an unlimited liability company, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or Government Agency, and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Representations and Warranties” has the meaning given in Section 4.1.

“Preference Consideration” has the meaning given in Section 2.2.

“Preference Shares” means all of the issued and outstanding Class A Shares, Class B Shares and Class D Shares in the capital of Atmos.

“Principal Vendors” means the Vendors holding or otherwise representing through the proper exercise of valid voting power at least 70% of the votes attached to all outstanding Shares as of the Closing Date.

“Products” means the products set forth on Schedule 4.1(m).

“Property” means any interest in any real, personal or mixed property, whether tangible or intangible.

“Release” means any release, discharge, deposit, spill, leak, dumping, pouring, emission, emptying, injection, escape, leaching, seepage or other disposal.

“Remittance Date” has the meaning given in Section 2.10(b).

“RSPA” has the meaning given in Section 2.8(a).

“Section 116 Certificate” has the meaning given in Section 2.10(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share Purchase Option Agreement” means the Share Purchase Option Agreement by and among Atmos, Virage, Virage Logic International, a corporation incorporated under the laws of California, Atom Acquisition ULC, an unlimited liability company incorporated under the laws of the Province of Nova Scotia, Atom Exchange Inc., a corporation incorporated under the laws of the Province of Nova Scotia, and all of the shareholders of Atmos listed on Annex A to that agreement dated as of June 25, 2001.

“Shares” means all the issued and outstanding shares in the capital of Atmos.

“Stock Right” means any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other stock right or any instrument convertible into or exchangeable for any capital stock or any other stock right.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting  interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment and employment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

“Third-Party Claim” has the meaning given in Section 6.7(b).

“Third-Party Consent” means any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

“Third-Party Right” means any Lien on any Property of the Person in question, or any right (other than the rights of MoSys hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person’s right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

“Transfer Agent” has the meaning given in Section 3.4.

“US Dollars” means the lawful currency of the United States of America.

“Vendors” has the meaning given in the opening paragraph to this Agreement and “Vendor” means any one of the Vendors.

“Virage” means Virage Logic Corporation, a Delaware corporation.

“Virage Group” means Virage and its subsidiaries Atom Acquisition ULC, Virage Logic International and Atom Acquisition Inc.

“Withheld Amount” has the meaning given in Section 2.10(b).

1.2           Headings and Table of Contents.  The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3           Business Days.  If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next succeeding Business Day.

1.4           Currency and Payment Obligations.  Except as otherwise expressly provided in this Agreement:

(a)                                  all dollar amounts referred to in this Agreement are stated in US Dollars;

(b)           any payment of cash contemplated by this Agreement shall be made by wire transfer, certified check or any other method that provides immediately available funds, in the form as directed by the recipient in writing; and

(c)           except in the case of the payments due hereunder on the Closing Date which shall be delivered by MoSys to the Vendors or such Person acting on their behalf at the time provided in Section 3.1, any payment due on a particular day must be received and available not later than 3:00 p.m. (Toronto time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

ARTICLE 2 - PURCHASE OF SHARES

2.1           Agreement to Purchase and Sell Shares .  At the Closing Date, subject to the terms and conditions of this Agreement the Vendors shall sell to MoSys, and MoSys shall purchase from the Vendors, the Preference Shares, the Common Shares and the Atmos Options.

2.2           Amount of Purchase Price for the Preference Shares.  Subject to the other terms and conditions herein, the purchase price payable by MoSys to the Vendors for the Preference Shares shall be U.S.$10,574,779 (the “Preference Consideration”) payable at Closing as follows:

Class of Shares	Percentage of Total Preference Consideration	Price per share
Class A Shares	4.06%	$0.131875
Class B Shares	26.77%	$0.454270
Class D Shares — Series 1	50.93%	$1.590000
Class D Shares — Series 2	18.25%	$1.000252

which payments (net of the Excess Liability Adjustment) are set forth opposite the names of the Vendors and the Escrow Agent on Schedule 2.2.

2.3           Amount of Purchase Price for the Common Shares.  Subject to the other terms and conditions herein, the purchase price payable by MoSys for the Common Shares (the “Common Consideration”) shall be $0.25 per Common Share, paid and satisfied as follows:

(a)           for each Non-continuing Shareholder, the purchase price shall be paid in cash in U.S. dollars to such Non-continuing Shareholder at Closing;

(b)           for each Continuing Shareholder other than Paul Slaby and Wlodek Kurjanowicz, the aggregate of (i) $0.1867 per Common Share held by such Continuing Shareholder, which shall be paid in cash in U.S. dollars to such Continuing Shareholder at Closing and (ii) 0.04267 of a share of MoSys Stock per Common Share held by such Continuing Shareholder, which shares of MoSys Stock shall be issued at Closing, rounded down to the nearest whole share, and such aggregate shall be subject to the restrictions and other provisions of Section 2.8;

(c)           for Paul Slaby, the aggregate of (i) $0.2258 per Common Share held by him, which shall be paid in cash in U.S. dollars to him at Closing and (ii) 0.0129 of a share of MoSys Stock per Common Share held by such Continuing Shareholder, which shares of MoSys Stock shall be issued at Closing, rounded down to the nearest whole share, and such aggregate shall be subject to the restrictions and other provisions of Section 2.8; and

(d)           for Wlodek Kurjanowicz, the aggregate of (i) $0.1129 per Common Share held by him, which shall be paid in cash in U.S. dollars to him at Closing and (ii) 0.0258 of a share of MoSys Stock per Common Share held by such Continuing Shareholder, which shares of MoSys Stock shall be issued at Closing, rounded down to the nearest whole share, and such aggregate shall be subject to the restrictions and other provisions of Section 2.8;

which payments and deliveries (net of the Excess Liability Adjustment) are as set forth opposite the names of the Vendors and the Escrow Agent on Schedule 2.3.

2.4           Amount of Purchase Price for the Atmos Options.  Subject to the other terms and conditions herein, the purchase price payable by MoSys for the Atmos Options (the “Option Consideration”) shall be $0.25 per Atmos Option less the exercise price for such Atmos Option, paid and satisfied as follows:

(a)           for each Non-continuing Optionholder, with respect to Atmos Options held by such Non-continuing Optionholder which are vested and have an exercise price (when converted into U.S. dollars) that is lower than U.S. $0.25 per share, an amount equal to the excess of U.S. $0.25 over the converted exercise price of such Atmos Options for each Common Share represented by such Atmos Options, which shall be paid in cash in U.S. dollars to such Non-continuing Optionholder at Closing; and

(b)           for each Continuing Optionholder, with respect to Atmos Options held by such Continuing Optionholder which are vested and have an exercise price (when converted into U.S. dollars) that is less than $0.6221 (the “Exchange Value”), that number of shares of MoSys Stock equal to the value of the excess of the Exchange Value over the converted exercise price for each Common Share represented by such Atmos Options; one-third (1/3) of such shares of MoSys Stock, valued as of August 23, 2002, shall be paid in cash in U.S. dollars to such Continuing Shareholder at Closing, and two-thirds (2/3) of such shares shall be paid in shares of MoSys Stock rounded down to the nearest whole share to such Continuing Shareholder, all of which subject to the vesting and other provisions of Section 2.8;

which payments and deliveries (net of the Excess Liability Adjustment) are as set forth opposite the names of the Vendors and the Escrow Agent on Schedule 2.4.

2.5           Excess Liability Adjustment.  Notwithstanding the foregoing, the Preference Consideration and Common Consideration payable at Closing (except the portion thereof payable to the Virage Group for their Class D Series 1 Preference Shares) shall be decreased pro rata by an amount equal to the amount by which Atmos’s total Liabilities, including off-balance sheet liabilities and contingent liabilities, (but excluding post-Closing facility lease rental obligations, software tool license fees, capital lease obligations, employee termination and severance obligations, the $200,000 license fee owing to Virage referred to in Section 7.8 and legal fees of Atmos in connection with this transaction up to a maximum of $75,000 (referred to in this paragraph as “excluded liabilities”)), as set forth on Schedule 2.5, exceed $1,000,000 as of the Closing Date (the “Excess Liability Adjustment”).  Such Excess Liability Adjustment will be imposed on the Vendors (except the Virage Group) on a pro rata basis based on each such Vendor’s share of the sum of the unadjusted Preference Consideration and Common Consideration.  The amount by which actual total Liabilities (other than excluded liabilities) as of the Closing Date are greater than the sum of $1,000,000 plus the Excess Liability Adjustment will constitute a claim by MoSys against the Escrow pursuant to Article 6 of this Agreement.  Such determination shall be based on MoSys’s post-Closing review of accounts payable and other obligations arising prior to the Closing Date that are not included on Schedule 2.5 or are represented by an estimate on Schedule 2.5 as delivered at the Closing.

2.6           Escrow.  At the Closing, the Vendors agree that MoSys shall deposit 15% of the cash payable under Section 2.2 to the holders of Preference Shares other than the Virage Group and 15% of the cash payable under Sections 2.3 and 2.4 to the Continuing Shareholders listed on Appendix I of the Escrow Agreement (the “Major Continuing Shareholders”), with the Escrow Agent pursuant to and subject to the terms and conditions of the Escrow Agreement and Article 6 of this Agreement.  Such Escrow shall remain in effect until the Last Escrow Claim Date.

2.7           Tax Election.  At Closing, each Continuing Holder, at his or her sole option, may deliver duly completed and executed elections pursuant to Section 83(b) of the United States Internal Revenue Code (an “Election”), the form of which Election is attached as Exhibit C.  MoSys covenants to file or cause to be filed such Elections with the Internal Revenue Service within 30 days after the Closing Date.  Each Continuing Holder covenants to inform MoSys of any change in such Continuing Holder’s residency.

2.8           MoSys Stock and Cash Restriction Provisions.  All cash payable and all shares of MoSys Stock issuable to a Continuing Shareholder pursuant to Section 2.3 or to a Continuing Optionholder pursuant to Section 2.4 is subject to the following restrictions:

(a)           Each Continuing Shareholder and Continuing Optionholder (each a “Continuing Holder”) agrees to sign and deliver to MoSys at the Closing a Restricted Stock Purchase Agreement, the form of which is attached as Exhibit D, (the “RSPA”).  Pursuant to the RSPA, all of the cash payable pursuant to Section 2.3(a) and 2.4(a) (“Restricted Cash”) and all shares of MoSys Stock issuable pursuant to Section 2.3(b) and 2.4(b) (“Restricted Shares”) shall be subject to forfeiture in the event that the Continuing Holder ceases to be employed by MoSys, Atmos or another Subsidiary of MoSys within three years after the Closing Date, as further described in this Section 2.8 and the RSPA.  On the first anniversary of the Closing Date, the Restricted Cash shall cease to be Restricted Cash.  On the last Business Day of every month after the first anniversary of the Closing Date until the third anniversary of the Closing Date, a portion of the Restricted Shares owned by a Continuing Holder pursuant to this Agreement, shall cease to be Restricted Shares in equal monthly instalments of 1/24 of each Continuing Holder’s Restricted Shares.

(b)           Notwithstanding the schedule set forth in Section 2.8(a), if the employment of any Continuing Holder is terminated for cause, as defined in the RSPA, or is terminated voluntarily by such Continuing Holder prior to the first anniversary of the Closing Date, all of that holder’s remaining Restricted Cash and Restricted Shares shall be canceled and refunded to MoSys immediately upon such termination.  If prior to such first anniversary, the employment of any Continuing Holder is terminated without cause, 50% of the Restricted Cash shall cease to be Restricted Cash and 50% of the Restricted Shares shall cease to be Restricted Shares, and the remaining Restricted Cash and Restricted Shares shall be canceled and refunded to MoSys immediately upon such termination.  In the event that a Continuing Holder’s employment with MoSys, Atmos or another Subsidiary of MoSys ceases for any other reason while the Continuing Holder still holds any Restricted Cash or Restricted Shares, such cash shall be refunded to MoSys and such shares shall be forfeited to MoSys for cancellation by MoSys in accordance with the terms of the RSPA.

(c)           The Continuing Holders acknowledge and agree that all shares of MoSys Stock will be held in escrow by MoSys, subject to the terms and conditions set forth in the RSPA.

(d)           Notwithstanding the provisions of Section 2.3 and schedule set forth in Section 2.8(a), the cash paid and the shares of MoSys Stock issued to Paul Slaby and Wlodek Kurjanowicz shall be subject to restrictions in accordance with the terms of the Escrow Agreement, the RSPA and any employment agreement entered into by such individual and MoSys prior to the Closing.

2.9           Stock Option Issuance.

(a)           MoSys will issue options to purchase a total of 300,000 shares of MoSys Stock immediately following the Closing to Continuing Shareholders (“MoSys Options”) who have signed this Agreement and become Vendors hereunder or have accepted the Share Purchase Offer and complied with all the provisions thereof. The exercise price of the MoSys Options will be equal to the closing price of a share of MoSys Stock on the Nasdaq National Market at the close of business on the Closing Date.

(b)           The MoSys Options will be subject to the terms of the MoSys 2000 Employee Stock Option Plan (the “MoSys Option Plan”) and standard form of stock option agreement thereunder, which provide, among other things, for vesting of the options at the rate of 1/4 of the shares subject to the option on the first anniversary of the date of the option grant and 1/48 of the shares subject to the option at the end of each calendar month over the succeeding 36 months, subject to the optionee’s continuous employment by MoSys or a Subsidiary of MoSys.  If a Continuing Shareholder ceases to be employed by MoSys, Atmos or another MoSys Subsidiary for any reason before all of his or her MoSys Options have vested, such options will not be exercisable as to the unvested portion of the shares at the date of termination, except as provided otherwise in the MoSys Option Plan.

2.10         Section 116 of the Income Tax Act (Canada).

(a)           Each Vendor who is a non-resident of Canada shall, on or before Closing, deliver to MoSys a certificate (a “Section 116 Certificate”), satisfactory in form and substance to MoSys, issued by the Canada Customs and Revenue Agency pursuant to subsection 116(2) of the ITA in respect of the proposed disposition by the Vendor of his Common Shares, Preference Shares or Atmos Options, as the case may be.  The Section 116 Certificate shall specify a “certificate limit” in an amount no less than the portion of the fair market value (expressed in Canadian dollars) as of the Closing of consideration payable to the Vendor (the “Vendor’s Consideration”).

(b)           In the event that a Section 116 Certificate required under Section 2.10(a) has not been delivered by the Vendor to MoSys on or before Closing, or in the event that a Section 116 Certificate that is delivered by the Vendor to MoSys on or before Closing specifies a “certificate limit” that is less than the Vendor’s Consideration, MoSys shall be entitled to withhold on the Closing Date 25% of the Vendor’s Consideration owing to the Vendor under this Agreement, or such greater amount as will, in MoSys’s discretion, permit MoSys to satisfy its obligations under Section 116 of the ITA, which amount shall be converted into Canadian dollars on the Closing Date (the “Withheld Amount”). The Withheld Amount shall be deposited by MoSys in a trust account of their Canadian counsel Blake Cassels & Graydon LLP, which shall be invested in short-term interest bearing securities for and held for the benefit of the particular Vendor, and shall be remitted to the Receiver General of Canada on the day that the Withheld Amount is required to be so remitted pursuant to subsection 116(5) of the Income Tax Act (Canada) (the “Remittance Date”).  The Remittance Date shall be extended if the Canada Customs and Revenue Agency issues a letter of extension for such remittance to MoSys.  All interest received by Blake Cassels & Graydon LLP or MoSys on the Withheld Amount shall be for the account of the Vendor, and the full amount of such interest less any Taxes required to be deducted or withheld from such interest shall be paid to the Vendor on the Remittance Date.  MoSys is hereby authorized to execute any documents and take any action as will enable it to satisfy its liabilities and obligations under section 116 of the ITA, including the remittance of the Withheld Amount to the Receiver General of Canada under subsection 116(5) of the ITA.  The balance, if any, of the Vendor’s Consideration will be released to the Vendor on the Closing Date.

(c)           Notwithstanding the foregoing paragraphs (a) and (b), if the Vendor delivers a Section 116 Certificate or a replacement Section 116 Certificate to MoSys at any time after Closing and at least one Business Day prior to the Remittance Date and such certificate specifies a certificate limit in an amount no less than the Vendor’s Consideration, MoSys shall deliver the Withheld Amount together with all interest received by MoSys on the Withheld Amount less any Taxes required to be deducted or withheld from such interest, to the Vendor within three Business Days after the Section 116 Certificate is delivered to MoSys.

(d)           In any case where MoSys and/or Blake Cassels & Graydon LLP withholds and remits to the Receiver General of Canada any amount pursuant to this Section 2.10, such withheld amount (prior to conversion into Canadian dollars) shall be treated for all purposes as having been paid to the Vendor on account of the Vendor’s Consideration, provided that the amounts so withheld have been remitted to the Vendor in question or to the Receiver General of Canada on its behalf and provided that the interest so required to be paid less any Taxes required to be deducted or withheld from such interest is paid to the Vendor in question.

2.11         Employee Amount.  At Closing, MoSys will not withhold any portion of the consideration payable to a holder of Common Shares, subject to receipt of an appropriate tax opinion letter from KPMG; provided that if MoSys is assessed any payment, fine or penalty by Canadian taxation authorities for failing to withhold the amount (the “Employee Amount”) that is required to be withheld under the ITA on the amount of the aggregate amount of the employment benefit or benefits realized by such Employee under Section 7 of the ITA as a result of the transactions contemplated by this Agreement, such Employee agrees to pay MoSys the Employee Amount (including interest and penalties), and further agrees that MoSys may set off the Employee Amount against the Restricted Cash and Restricted Shares subject to the RSPA.

2.12         Employee Withheld Amount.  On Closing, MoSys, or its designated Agent, will withhold from the portion of the consideration otherwise payable to a holder of Atmos Options the amount (the “Employee Withheld Amount”) that is required to be withheld under the ITA on the amount of the aggregate amount of the employment benefit or benefits realized by such Employee under Section 7 of the ITA (the “Employment Benefit”) as a result of the transactions contemplated by this Agreement.  As soon as commercially reasonable following Closing, MoSys shall convert the Employee Withheld Amount into Canadian dollars at reasonable commercial exchange rates.  MoSys will cause Atmos, and Atmos hereby agrees, to remit the Employee Withheld Amount to the appropriate taxation authorities on account of Canadian income tax payable by Employee in respect of the Employment Benefit.  The Employee Withheld Amount shall be treated for all purposes as having been paid to the Employee on account of the portion of the consideration payable to such Employee.

ARTICLE 3 - CLOSING ARRANGEMENTS

3.1           Closing.  The Closing shall take place at the Closing Time at the offices of Blake, Cassels & Graydon LLP in Ottawa, Ontario, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Principal Vendors and MoSys.

3.2           Conditions to Obligations of MoSys at Closing.  The obligations of MoSys hereunder to be performed at Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition MoSys may waive in accordance with Section 8.3:

(a)           Representation and Warranties.  The representations and warranties contained in Section 4.1 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing Time with the same effect as though made at and as of the Closing Time.

(b)           Performance.  Each Vendor shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by such Vendor on or before the Closing.

(c)           Third-Party Consent.  MoSys shall have received duly executed copies of all material Third-Party Consents contemplated by this Agreement or the Schedules or as reasonably deemed necessary by MoSys’s legal counsel, including any consents necessary with respect to any software development tools used in the Business, to provide for the continuation in full force and effect of any and all material contracts and leases of Atmos and for MoSys to consummate the transactions contemplated by this Agreement without liability or loss of a material right.  The Third-Party Consents shall be in form and substance reasonably satisfactory to MoSys, except for such thereof as the Parties shall have agreed shall not be obtained.

(d)           Compliance Certificate.  Paul Slaby and Richard Shorkey shall have executed and delivered to MoSys a certificate, in form and substance reasonably acceptable to MoSys, regarding the satisfaction of the conditions set forth in Section 3.2.

(e)           Opinions of Counsel.  MoSys shall have received from Lang Michener, counsel to Atmos, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit E and an opinion of counsel for each of the Principal Vendors, in form and substance substantially as set forth in Exhibit F.

(f)            Transactional Litigation.  No action, suit or proceeding shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against Atmos, MoSys, or any other Party or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

(g)           Covenants.  There shall have been no breach by any Vendor of any covenant in this Agreement and all related agreements.

(h)           Vendors’ Releases.  The Vendors (other than the Virage Group) shall have entered into releases in favor of MoSys in the form attached as Exhibit G.

(i)            Virage Release.  Virage shall have entered into a release among itself, Atmos, the Principal Vendors, MoSys and certain related parties in the form attached as Exhibit H.

(j)            Mosaid License.  Mosaid shall have confirmed the terms of the Technology Development and Licensing Agreement between Mosaid and Atmos made as of July 28, 2000 and consolidated with amendments made as of February 5, 2001, and MoSys shall have received from Mosaid a signed letter agreement regarding the Technology Development and Licensing Agreement, which letter agreement must be acceptable to Mosaid and MoSys.

(k)           Noncompetition Agreements.  Each of the Persons listed on Appendix I to Exhibit I shall have entered into a Noncompetition Agreement with MoSys substantially in the form attached as Exhibit I.

(l)            Corporate and Other Proceedings.  All corporate and other proceedings on the part of Atmos and the Vendors in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to MoSys.

(m)          Securities Law Compliance.  The trades specified in Sections 2.1 through 2.4 shall be exempt from registration or qualification under applicable securities laws in the opinion of legal counsel to MoSys.

(n)           Acquisition of Shares.  MoSys shall be legally entitled to acquire Shares representing 100% of the outstanding capital stock of Atmos for purchase at the Closing.

(o)           Satisfactory Completion of Due Diligence.  MoSys shall have completed its due diligence investigation by the Closing Date, including review of updated financial information (unaudited) as of July 31, 2002 and for the period from January 31, 2002 then ended, which shall not have disclosed any material adverse information, such information to be viewed in light of the facts and circumstances existing as of June 11, 2002.

(p)           Cancellation of Outstanding Stock Rights.  All outstanding Stock Rights of Atmos shall have been exercised, surrendered or canceled by the Closing Date.

(q)           Conduct of Business.  Atmos shall have conducted its business in the ordinary course, consistent with past practice, except for any changes intended to effect a reduction in Atmos’s “cash burn rate,” defined as the excess of monthly accruals for required cash expenditures for operations (including capital expenditures) over cash receipts for the same month, and which shall have been reduced to approximately $300,000, unless otherwise agreed to by MoSys and Atmos in writing.

(r)            No Other Acquisition Proposals.  Neither Atmos nor any Principal Vendor shall be a party to any Acquisition Proposal other than this Agreement.

(s)           Escrow Agreement.  Each Vendor who is a party to the Escrow Agreement, as set forth on Appendix I thereto, shall have signed the Escrow Agreement, substantially in the form of Exhibit J, or authorized the Holders’ Agent to sign the Escrow Agreement on his behalf.

(t)            Principal Vendors.  The Principal Vendors shall have signed this Agreement and tendered all of their shares in conformance with this Agreement.

(u)           Drag-Along Shares.  Section 3.06 of the Atmos Shareholders’ Agreement shall be in full force and effect and shall be binding as to all holders of Atmos Shares and Atmos Options.

(v)           Delivery of Documents.  At the Closing, in addition to the signed contracts and other documents specified in this Section 3.2 above, the Vendors shall deliver, or cause to be delivered, as the case may be, to MoSys the following documents:

(i)            the certificates representing the Preference Shares and the Common Shares accompanied by signed letters of transmittal in a form acceptable to MoSys;

(ii)           assignments of the Preference Shares and the Common Shares, duly executed by the Vendors;

(iii)          the Section 116 Certificates referred to in Section 2.10 (failing which the Parties may close the transactions contemplated hereby subject to the operation of Sections 2.10(b), (c) and (d));

(iv)          evidence in form satisfactory to MoSys acting reasonably that the Consents and Approvals have been obtained;

(v)           the RSPA substantially in the form of Exhibit D duly executed and delivered by every Continuing Holder;

(vi)          evidence that all Stock Rights of Atmos have been exercised or terminated by the Closing Date;

(vii)         a form of Election as attached as Exhibit C duly completed and executed by each Continuing Holder who wishes to submit such Election; and

(viii)        all such other assurances, consents, agreements, documents and instruments as may be reasonably required by MoSys to complete the transactions provided for in this Agreement.

3.3           Conditions to Vendors’ Obligations at Closing.  The obligations of the Vendors hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions (any waiver or amendment of such conditions shall require the unanimous consent of the holders of Preference Shares):

(a)           Representations and Warranties.  The representations and warranties of MoSys contained in Section 4.2 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing Time with the same effect as though made at and as of the Closing Time.

(b)           Performance.  MoSys shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by them on or before the Closing.

(c)           Officer’s Certificate.  An executive officer of MoSys shall have executed and delivered to Atmos a certificate, in form and substance reasonably acceptable to Atmos, regarding the satisfaction of the conditions set forth in Section 3.3.

(d)           Delivery of Documents.  At the Closing, MoSys shall deliver or cause to be delivered to the Vendors or to the Escrow Agent the following documents and payments:

(i)            the payments referred to in Sections 2.2, 2.3 and 2.4 net of the Escrow Amount, as applicable, and net of holdbacks under Section 2.10;

(ii)           the payment to Virage referred to in Section 7.8;

(iii)          an irrevocable directive to the MoSys transfer agent to issue the shares of MoSys Stock referred to in Sections 2.3 and 2.4;

(iv)          the RSPA, in substantially the form of Exhibit D, duly executed and delivered by MoSys;

(v)           the Escrow Agreement, in substantially the form of Exhibit J, duly executed and delivered by MoSys and the Escrow Agent, and confirmation from the Escrow Agent of the payment in escrow contemplated by Section 2.6;

(vi)          the release among MoSys, Atmos, the Principal Vendors, Virage and certain related parties in the form attached as Exhibit H, duly executed and delivered by MoSys;

(vii)         all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendors to complete the transactions provided for in this Agreement; and

(viii)        an opinion, or opinions, from counsel for MoSys in a form acceptable to counsel for the Vendors.

3.4           Drag-Along Shares.  If, at the Closing Time any holder of Preference Shares or Common Shares has failed to complete the transaction of purchase and sale hereby arising, MoSys shall make payment of that part of the purchase price due to such holder of Preference Shares or Common Shares at the Closing Time and provide evidence reasonably acceptable to the Holders’ Agent of such payment.  Pursuant to Section 3.06(e) of the Atmos Shareholders’ Agreement, the Transfer Agent (as defined in Section 3.06 of the Atmos Shareholders’ Agreement) shall have the right to execute and deliver, on behalf of and in the name of such holder of Preference Shares or Common Shares, such agreements (including this Agreement and all exhibits to such agreement), escrows, deeds, transfers, share certificates, resignations, or other documents and instruments that are necessary to complete the transactions contemplated by this Agreement, as specified elsewhere in this Agreement.  Paul Slaby is hereby appointed the Transfer Agent, and such holder of Shares (other than the Virage Group and any party executing this Agreement) hereby irrevocably appoints the Transfer Agent his attorney in his behalf in accordance with the Powers of Attorney Act (Ontario).  For the purposes hereof, it shall be sufficient for MoSys to make payment of that part of the purchase price due to such holder of Preference Shares or Common Shares, net of such holder’s pro rata share of the Escrow Amount and any other set-off permitted by MoSys under this Agreement or under any Contract between

Atmos and such holder, at the Closing Time if MoSys sends a wire transfer or a check to the address of such holder as set forth in Section 8.2 of this Agreement.  For greater certainty, payment to Preference Shareholders executing this Agreement shall be made by wire transfer or certified check as they shall direct.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Vendors.  As a material inducement to MoSys entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that MoSys is entering into this Agreement in reliance upon the representations and warranties set out in this Section 4.1, Paul Slaby hereby represents and warrants to MoSys as follows; each of the Vendors makes the representations and warranties in (a), (b), (c), (d), (f)(ii), (r)(i), (dd)(ii), (gg) and (hh)(ii) below (the “Personal Representations and Warranties”) on a several basis and as to himself only and not with respect to any other Vendor; and both Wlodek Kurjanowicz and Paul Slaby hereby make the representations and warranties set forth in Section 4.1(l):

(a)           Authorization of Vendors.  Vendor represents and warrants that he has the power and capacity to own and dispose of the shares of Atmos capital owned by him.  Vendor has the power and capacity to enter into this Agreement and all other agreements and instruments to be executed by him as contemplated by this Agreement and to carry out his obligations under this Agreement and such other agreements and instruments.

(b)           Enforceability of Vendors’ Obligations.  Vendor represents and warrants as to him that (i) this Agreement constitutes a valid and binding obligation of such Vendor enforceable against him in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought and (ii) such Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing.

(c)           Residence of Individual Shareholders.  Except as disclosed in Schedule 4.1(c), Vendor that is an individual represents and warrants as to him that he is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).  Vendor represents and warrants that the Common Shares or Preference Shares sold by him to MoSys hereunder do not constitute “taxable Quebec property” within the meaning of the Taxation Act (Quebec).

(d)           Ownership of Shares.  Vendor is the registered and beneficial holder of the number of Shares set opposite his name on Schedule 4.1(e), with good and marketable title thereto, free and clear of all Liens.  Except as disclosed in Schedule 4.1(e), no Person other than MoSys has any agreement, option, right or privilege capable of becoming an agreement for the purchase from any Vendor of any of the Shares.

(e)                                  Capital Stock.

(i)                                     The authorized and outstanding capital stock of Atmos is as follows:

Designation of Class	Shares Authorized	Shares Outstanding
Common Shares	Unlimited	4,443,966
Preference Shares		14,562,634
Class A	Unlimited	3,200,000
Class B	Unlimited	6,131,153
Class C	Unlimited	0
Class D, Series 1	4,000,000	3,333,333
Class D, Series 2	1,898,148	1,898,148

There is no capital stock of Atmos outstanding except as stated in this Section 4.1(e).  The outstanding Stock Rights of Atmos are as follows:

Designation of Stock Right	Class of Stock	Shares Subject to Stock Right
Options	Common	2,665,350
Warrants	0	0

There are no Stock Rights outstanding with respect to Atmos except as set forth in this Section 4.1(e), and the terms of such Stock Rights are as set forth in Schedule 4.1(e).  Except as disclosed in Schedule 4.1(e), Atmos is not a party to any stockholders agreement, registration rights agreement, repurchase agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

(ii)           All of the issued and outstanding capital stock of Atmos has been duly and validly authorized and issued and is fully paid and non assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law.  Except as disclosed in Schedule 4.1(e), no Person has any right to require Atmos to redeem, purchase or otherwise reacquire any capital stock issued by Atmos or any Stock Rights with respect to any capital stock issued by Atmos.  There are no preemptive or similar rights in respect of any capital stock of Atmos except as set forth in Schedule 4.1(e).

(iii)          Atmos has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto, or, except as set forth in Schedule 4.1(e), directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

                (f)            (i)            No Violation by Atmos.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (A) will not violate or conflict with the articles of incorporation or by-laws of Atmos, (B) do not require any Third-Party Consent with respect to Atmos, except as disclosed in Schedule 4.1(f), (C) do not violate any legal requirement or order applicable to Atmos, except for legal requirements the violation of which would not have a Material Adverse Effect, and (D) do not conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations under, or result in the creation or imposition of any Third-Party Right under any Contract to which Atmos is a party.  The Business as currently conducted by Atmos complies with all applicable laws and regulations.

(ii)           No Violation by Vendor.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (A) will not violate or conflict with the articles of incorporation or by-laws of Vendor, (B) do not require any Third-Party Consent with respect to Vendor, except as disclosed in Schedule 4.1(f), (C) do not violate any legal requirement or order applicable to Vendor, except for legal requirements the violation of which would not have a Material Adverse Effect, and (D) do not conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations under, or result in the creation or imposition of any Third-Party Right under any Contract to which Vendor is a party.

(g)           Organization of Atmos.  The information set out in Schedule 4.1(g) concerning (i) the name and jurisdiction of incorporation, (ii) the authorized, issued and outstanding Shares, (iii) the registered holders of the Shares and Atmos Options and (iv) the directors and officers, of Atmos is true and complete.  Atmos is a company duly incorporated under the laws of the Province of Ontario and is duly organized, validly subsisting and in good standing under such laws.  Atmos is licensed or qualified to do business under the laws of the Province of Ontario and neither the character nor the location of the properties owned by Atmos nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction.  Atmos has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated.  Except as set forth on Schedule 4.1(e) and Schedule 4.1(g), there are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any Shares or other securities of Atmos including, without limitation, any securities convertible into or exchangeable or exercisable for Shares or other securities of Atmos.  Atmos has no Subsidiaries except as disclosed in Schedule 4.1(g).

(h)           Corporate Records.  The minute books of Atmos contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders.  The share certificate book, register of shareholders, register of transfers and register of directors and officers of Atmos are complete and accurate in all material respects.

(i)            Bankruptcy.  Atmos is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has Atmos made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it.  Atmos has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.

No receiver has been appointed in respect of Atmos or any of the Assets and no execution or distress has been levied upon any of the Assets.

(j)            Financial Statements.  MoSys has been provided with the annual financial statements of Atmos for each of the three fiscal years for the three-year period ended January 31, 2002 and the interim unaudited consolidated financial statements of Atmos for the four-month period ended July 31, 2002 (collectively, the “Financial Statements”), true and complete copies of which are annexed hereto as Schedule 4.1(j).  The Financial Statements have been prepared in accordance with GAAP and are consistent with the books and records of Atmos.  The balance sheets contained in such Financial Statements fairly present the financial position of Atmos as of their respective dates and the statements of earnings (loss) and retained earnings (accumulated deficit) contained in the Financial Statements fairly present the results of operations for the periods indicated.

(k)           Title to Assets.  Except as disclosed in Schedule 4.1(k), Atmos has good and marketable title to all the Assets of Atmos, free and clear of any and all Liens, except for (i) Liens for current Taxes not yet due and payable and (ii) Liens which do not materially detract from the value of the property subject thereto or materially impair Atmos’s Business or any of its Assets and which have not arisen otherwise than in the ordinary course of business consistent with past practice. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase, transfer, assignment or hypothecation from Atmos of the Business or of any of its Assets out of the ordinary course of business.  Atmos does not own any real property.  For greater certainty, the representation and warranties in this subsection (k) are not representations and warranties regarding infringement of third-party Intellectual Property rights.

(l)                                     Intellectual Property Rights.

(i)            Schedule 4.1(l)(i) sets forth a true and complete list of all patents, patent applications, trademarks, trade names, service marks and registered copyrights and applications therefor, if any, owned or claimed by or licensed to Atmos.  Except as set forth on Schedule 4.1(l)(i), Atmos owns or is licensed or otherwise has the right to use, without future payment to any other Person, all Intellectual Property, used in or necessary for the conduct of its business as presently conducted and as presently proposed to be conducted by Atmos, free and clear of any Third-Party Right.  Schedule 4.1(l)(i) includes a summary of all Atmos obligations to pay royalties or license fees with respect to Third Party Rights.  Except as otherwise indicated on Schedule 4.1(l)(i), all patents, patent applications, trademarks, trade names, service marks and copyrights of Atmos have been duly registered and filed with or issued by each appropriate Governmental Agency in the jurisdictions indicated in Schedule 4.1(l)(i), all necessary affidavits of use or continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.  Except as disclosed in Schedule 4.1(l)(i), the conduct of Atmos’s business, as presently conducted and as presently proposed to be conducted by Atmos, does not violate, conflict with or infringe any Contract between Atmos and any Person or any Contract, license or other Intellectual Property rights or proprietary, privacy, publicity or similar rights, of any other Person.  Except as otherwise indicated on Schedule 4.1(l)(i), Atmos does not have any notice or knowledge of any objection or claim being asserted by any Person with respect to the ownership, validity, enforceability or use of any Intellectual Property or any names or slogans embodying business or product goodwill (or both), or challenging or questioning the validity or effectiveness of any license relating thereto.  Except as set forth on Schedule 4.1(l)(i), there are no unresolved conflicts with, or pending claims by or against Atmos, whether in Litigation or otherwise, involving any Intellectual Property or any names or slogans embodying business or product goodwill (or both), and there are no Liens or rights of any other Person with respect to Intellectual Property that would prevent Atmos from fulfilling its obligations under this Agreement.

(ii)           Schedule 4.1(l)(ii) sets forth a true and complete list of all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property granted to Atmos and all material options, rights (including marketing rights), licenses or interests of any kind relating to Intellectual Property of Atmos or any portions thereof, granted by Atmos to any other Person.  To the knowledge of Paul Slaby and Wlodek Kurjanowicz, no such Person is in breach of or default under its obligations.

(iii)          All software, other than generally available software (such as Word for Windows, Excel, WordPerfect and the like) and generally available system development tools, that is either marketed to customers of Atmos as a program or as part of a service or is used by Atmos to support its business:

(A)          is owned by Atmos or Atmos has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or encumbrances except as may be set forth in any license agreement listed in Schedule 4.1(l)(ii); and

(B)           is free from any interest of any former or present employees of, or contractors or consultants to, Atmos.

(iv)          Except as disclosed in Schedule 4.1(l)(i), the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to any material Intellectual Property owned by Atmos or with respect to which Atmos now has or has had any Contract with any Person, or right of termination, cancellation or acceleration of any material Intellectual Property right or obligation set forth in any Contracts to which Atmos is a party, or the loss or encumbrance of any material Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any material Intellectual Property or right or otherwise impair Atmos’s right to use any material Intellectual Property of Atmos in the same manner as such Intellectual Property is currently being used by Atmos or the customers of Atmos, including without limitation the Technology Development and Licensing Agreement between Mosaid and Atmos made as of July 28, 2000 and consolidated with amendments made as of February 5, 2001.

(v)           None of the trade secrets of Atmos has been published or disclosed by Atmos, or to the knowledge of Paul Slaby and Wlodek Kurjanowicz by any other Person, to any Person except pursuant to licenses or Contracts requiring such other Persons to keep such trade secrets confidential.  As used herein, “trade secrets” means information, including a formula, pattern compilation, program, device, method, technique or process that: (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(vi)          Except as disclosed in Schedule 4.1(l)(ii), Atmos is not, and to the knowledge of Paul Slaby and Wlodek Kurjanowicz, no other party to any licensing or other similar arrangements with Atmos relating to any Intellectual Property is, in breach of or default under its material obligations under such arrangements.  Except as disclosed in Schedule 4.1(l)(ii), Atmos is not, and to the knowledge of Paul Slaby and Wlodek Kurjanowicz, no other party to any distributorship or other similar arrangements with Atmos relating to any material Intellectual Property is, in breach of or default under its material obligations under such arrangements.

(vii)         Except as set forth in Schedule 4.1(l)(i), there exists no litigation pending or, to the knowledge of Paul Slaby and Wlodek Kurjanowicz, threatened against Atmos with regard to any patent, copyright, trade secret, trademark, trade name, service mark or other Intellectual Property.  There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name or other claims relating to Intellectual Property by which Atmos is bound.

(viii)        Except as disclosed in Schedule 4.1(l)(i) or Schedule 4.1(l)(viii), Atmos has not received any communications alleging that Atmos has infringed or violated or, by conducting its businesses as proposed by Atmos, would infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights, processes or other Intellectual Property of any other Person.

(ix)           Except as disclosed in Schedule 4.1(l)(ix), to the knowledge of Paul Slaby and Wlodek Kurjanowicz, no Person is infringing on or otherwise violating any right of Atmos with respect to any Intellectual Property owned by or licensed to Atmos.

(x)            Atmos has taken reasonable and necessary steps to protect the Intellectual Property of third parties received by Atmos under obligation of confidentiality and its material Intellectual Property and its rights thereunder, and to the knowledge of Paul Slaby and Wlodek Kurjanowicz no such rights have been lost or are in jeopardy of being lost through failure to act by Atmos.  Except as disclosed in Schedule 4.1(l)(x), all current and former employees of Atmos, and all current and former independent contractors of Atmos furnishing services related to software and data, have signed confidentiality/proprietary rights agreements substantially in the form attached as Schedule 4.1(l)(x).  Schedule 4.1(l)(x) lists all current and former independent contractors of Atmos furnishing services related to software and data.

(xi)           Except as disclosed in Schedule 4.1(xi), no licenses or rights have been granted to distribute or use the source code of, or to create Derivative Works (as hereinafter defined) of, any product currently marketed by, commercially available from or under development by Atmos for which Atmos possesses the source code.  As used herein, “Derivative Work” shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.  For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

(xii)          Except as disclosed in Schedule 4.1(l)(xii), Atmos has not assigned, sold or otherwise transferred ownership of or the right to use any patent, patent application, trademark or service mark.

(xiii)         Neither Atmos nor any of its officers or employees has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Atmos in the furtherance of its business operations as presently conducted or as presently proposed to be conducted by Atmos, which patents or applications have not been assigned to Atmos with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Agency.

(xiv)        Without limiting the generality of this Section 4.1(l), the software and related licenses referred to herein shall include freeware, shareware and opensource.

(xv)         Atmos has never provided to Virage any documentation containing Atmos Intellectual Property or otherwise disclosed to Virage any Atmos Intellectual Property.

(xvi)        All databases that have been received by Atmos from Mosaid have been accurately identified in the letter agreement among Mosaid, Atmos and MoSys specified in Section 3.2(j) of this Agreement.

(m)                               Products.

(i)            Schedule 4.1(m) sets out a list of all Products developed by Atmos and currently sold or licensed by Atmos in its business, and any and all enhancements, upgrades, customizations, modifications and maintenance thereof.

(ii)           Each of the Products produced, provided, developed, licensed or sold by Atmos is, and at all times up to and including the sale or license thereof by Atmos has been in conformity in all material respects with any promises or affirmations of fact made in connection with such Product or in connection with its provision, sale, or license, subject to returns, repairs, defects and allowances in the ordinary course, all of which have been accrued for on the Financial Statements.

(iii)          There is no material design defect or significant programming errors with respect to any of such Products, except as listed on Schedule 4.1(m).

(n)           Licenses and Permits.  Schedule 4.1(n) lists all the Licenses and Permits and identifies the ones that by their terms are not transferable.  Atmos holds the Licenses and Permits free and clear of any and all Liens.  All the Licenses and Permits are in full force and effect, Atmos is not in violation of any term or provision or requirement of any such Licenses and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any License or Permit. Atmos has obtained all licenses and permits and all approvals of any governmental or regulatory authorities that are required to operate the Business as presently conducted and presently proposed to be conducted.

(o)           Undisclosed Liabilities.  Except as disclosed in Schedule 2.5 or Schedule 4.1(o), Atmos does not have any Liabilities, which are not disclosed in the Financial Statements or referred to or disclosed as an additional liability of Atmos in such Schedule or in any other Schedule.

(p)           Consents and Approvals.  All the Consents and Approvals are listed in Schedule 4.1(p).  Except for the Consents and Approvals, all of which have been obtained, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Atmos to carry on the Business after the Closing as the Business is currently carried on by Atmos provided that no representation or warranty is made in respect of the Investment Canada Act, the Competition Act (Canada) or any securities law other than the Securities Act (Ontario).

(q)           Notices.  All the Notices are listed in Schedule 4.1(q).  Except for the Notices, no notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Atmos to carry on the Business after the Closing as the Business is presently conducted and presently proposed to be conducted.

(r)            Absence of Conflicting Agreements.

(i)            Each Vendor represents and warrants as to him that the execution, delivery and performance of this Agreement by such Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(A)          a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of provision of any Contract to which such Vendor is a party; and

(B)           the violation of any Applicable Law by such Vendor.

(ii)           The completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(A)          a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of provision of any Contract to which Atmos is a party;

(B)           an event which, pursuant to the terms of any contract or License or Permit, causes any right or interest of Atmos to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

(C)           the creation or imposition of any Lien on any Asset of Atmos; or

(D)          the violation of any Applicable Law by Atmos.

(s)           Litigation.  There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the knowledge of any officer of Atmos, threatened by or against Atmos related to the Business of Atmos or affecting the Business of Atmos or the operations or capital of Atmos or the transactions contemplated by this Agreement, and, except as disclosed in Schedule 4.1(s), there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

(t)            Insurance.  Particulars of the policies of insurance maintained by Atmos at the date of this Agreement are set out in Schedule 4.1(t).  All such policies are in full force and effect and Atmos is not in default, whether as to the payment of premiums or otherwise, under the terms of such policies.

(u)                                 Environmental Matters.  To the knowledge of any officer of Atmos:

(i)            the Business and the Assets as carried on or used by Atmos (including the condition of the Lands and the waters on or under the Lands) have been carried on and used and are currently carried on and used in compliance with all Environmental Laws;

(ii)           Atmos has not used any machinery, equipment or facility included in the Assets or in any real property leased by Atmos, or permitted any such machinery, equipment or facility to be used to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Material, except in compliance with all Environmental Laws;

(iii)          Atmos is not, and has not been, subject to any proceedings alleging the violation of any Environmental Law or to determine whether any remedial action is needed to respond to a Release or the presence of a Hazardous Material on any real property leased by Atmos;

(iv)          there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or Liability regarding the Release or presence of a Hazardous Material or the violation of any Environmental Law by Atmos, its employees, agents or others for whom it is responsible;

(v)           Atmos has obtained all Environmental Permits required for the conduct of its Business and the ownership of its property.  The Environmental Permits presently held are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no proceedings are pending or threatened to revoke or limit any of them;

(vi)          there are no proceedings nor any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that Atmos is potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Material or for any other remedial or corrective action under an Environmental Law; and

(vii)         Atmos has maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law and have never conducted an environmental audit of the Business and Assets.  For purposes of this Section, an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of Atmos, a prospective purchaser of the Business or the Assets, a court or governmental authority.

(v)                                 Employee and Labor Matters.

(i)            Except as set forth on Schedule 4.1(v)(i), MoSys has been provided, with respect to each Atmos Employee: (i) the name and title of such Atmos Employee; (ii) the aggregate dollar amounts of the compensation, including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type, received by such Atmos Employee from Atmos with respect to services performed during the period from February 1, 2001 through January 31, 2002; (iii) such Atmos Employee’s annualized compensation for fiscal year 2003 as of June 1, 2002; and (iv) the aggregate dollar amount of vacation time which such Atmos Employee has accrued as of June 1, 2002.  Except as disclosed in Schedule 4.1(v)(i), Atmos does not accrue sick time for any Atmos Employee.  In no event shall MoSys be required to assume any Liability for any sick time accrued by any Employee prior to the Closing Date.

(ii)           Atmos is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees.  Atmos is not currently engaged in any labour negotiation and, to the knowledge of any officer of Atmos, is not the subject of any union or organization effort.  Atmos has not engaged in any unfair labour practice and Atmos is not aware of any pending or threatened complaint regarding any alleged unfair labour practices.  There is no strike, labour dispute, work slow down or stoppage pending or threatened against Atmos.

(iii)          Except as disclosed in Schedule 4.1(v)(iii), Atmos is not a party to any written contract of employment with any Employee or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable Legal Requirement.  Atmos has deducted and remitted to the relevant Governmental Agency all income taxes, employment insurance contributions, Canada Pension Plan contributions, provincial employer health tax remittances and any other taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any Governmental Agency or other Entities entitled to receive payment of such deduction.

(iv)          To the knowledge of any officer of Atmos: (i) no Atmos Employee intends to terminate his employment; (ii) no Employee has received an offer to join a business that may be competitive with the Business; and (iii) no Atmos Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract that may have an adverse effect on (A) the performance by such Atmos Employee of any of his duties or responsibilities as an employee of Atmos or as an employee of MoSys (assuming such Atmos Employee performs duties and responsibilities for MoSys which are substantially similar to the duties and responsibilities performed by such Atmos Employee for the Atmos), or (B) the Business.

(v)           All obligations, commitments and amounts payable on account of wages, salary, bonus payments, commissions, group insurance premiums, pensions, profit-sharing, stock option plans, vacation pay and any other payments, benefits or allowances, to any Employee, former Employee, spouse or dependent of an Employee or former Employee accruing or arising prior to the Closing Date, have been paid, accrued or met.  There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Vendors, threatened before any Governmental Agency with respect to any current or former Employees and there are no facts or circumstances which could reasonably be expected to give rise to any of the foregoing.

(vi)          Atmos is in material compliance with all Legal Requirements respecting their employment or labor practices relative to the Employees.  The worker classification of each Employee or independent contractor who is or was in the service of Atmos, with respect to the Business, prior to the Closing Date, complies in all material respects with all Legal Requirements.

(vii)         Except as disclosed in Schedule 4.1(v)(vii), Atmos is not a party to any outstanding proceeding, nor has any event occurred which would give rise to any future proceeding concerning Atmos, in either case under any labor or employment-related legislation or statutory regulations.  There are no unsatisfied Orders involving Atmos or any of their current or former Employees under any labor or employment-related legislation or statutory regulations, including, but not limited to, the Ontario Human Rights Code, the Employment Standards Act, the Pay Equity Act, the Pension Benefits Act, the Workplace Safety and Insurance Act, the Employer’s Health Tax Act, the Occupational Health and Safety Act, and any other similar Legal Requirement.

(w)                               Employee Plans.

(i)            Schedule 4.1(w) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, stock compensation, stock purchase, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former employees which are currently maintained or were maintained at any time in the past (the “Employee Plans”).  Atmos has never had any retirement or pension funds, arrangements or similar plans.  With respect to its Employee Plans, Atmos has not been required by any Legal Requirement to prepare or distribute to its Employees any: (A) annual report; (B) actuarial valuation; (C) annual audited financial statement and opinion; or (D) annual and periodic accounting of plan assets.

(ii)           All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans (“Applicable Employee Benefit Laws”).  Atmos has no tax-exempt Employee Plan.

(iii)          All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing under any of the Employee Plans.

(iv)          Atmos may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and may merge any Employee Plan or the assets transferred from any Employee Plan with any other plan, arrangement or fund.

(v)           Atmos has furnished to MoSys true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals.  No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to MoSys pursuant to this Section 4.1(w).

(vi)          None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

(vii)         All employee data necessary to administer each Employee Plan has been provided by Atmos to MoSys and is true and correct.

(viii)        No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder.  The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(ix)           Except as disclosed in Schedule 4.1(w), none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

(x)            Bonuses.  Except as disclosed on Schedule 4.1(x), Atmos has not paid any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedules 4.1(w) and 4.1(x)).

(y)           Customers and Suppliers.  Schedule 4.1(y) lists the customers of Atmos and the aggregate amount which each customer was invoiced since January 31, 2002. Except as disclosed on Schedule 4.1(y), Atmos is not aware of, nor has it received notice of, any intention on the part of any such customer or supplier to cease doing business with Atmos or to modify or change in any material manner any existing arrangement with Atmos for the purchase or supply of any products or services.

(z)            Affiliated Transactions.  Except as disclosed on Schedule 4.1(z), Atmos is not a party to any contract with, nor liable in respect of any advance, loan, guarantee to or on behalf of, any shareholder, officer, director, Employee or Affiliate of Atmos or any other Person with whom Atmos does not deal at arm’s length.  There are no material intercompany services provided to Atmos by any Vendor or by any Person with whom the Vendor does not act at arm’s length other than Atmos.

(aa)         Taxes.  Except as disclosed in Schedule 4.1(aa), Atmos has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of Atmos in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending on or prior to the date hereof.  All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom.  No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect.  All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.  Atmos has paid in full all Taxes required to be paid on or prior to the Closing Date and has made adequate provision in the Financial Statements in accordance with GAAP for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date, and no other Taxes are or will be payable by Atmos in respect of any fiscal period ending on or before the Closing Date.  There are no reassessments of Atmos’s Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to Atmos by any governmental body for any taxation year ending on or prior to the Closing Date.  Atmos does not have any contingent liabilities for Taxes or any grounds for an assessment or reassessment of Atmos.  Atmos has not received any indication from any governmental body that an assessment or reassessment of Atmos is proposed or contemplated in respect of any Taxes, regardless of its merits.  Atmos has not executed or filed with any governmental body  any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.  No governmental body has challenged, disputed or questioned Atmos in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes.  Atmos is not negotiating any draft assessment or reassessment with any governmental body.

(bb)         Withholdings and Remittances.  Atmos has withheld from each payment made to any of its present or former employees, officers and directors, and to all Persons who are non–residents of Canada for the purposes of the ITA all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body.  Atmos has remitted all Canada Pension Plan contributions, provincial pension plan contributions, unemployment and employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation.  Atmos has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by Atmos.

(cc)         Section 78 - Section 160.  There are no circumstances existing which could result in the application of section 78 or 160 of the ITA or any equivalent provincial provision to Atmos.  Atmos has not entered into an agreement contemplated in section 80.04 or 191.3, or subsection 127(13) to (17), 127(20) or 125(3) of the ITA or any equivalent provincial provision.  Atmos will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the ITA or any analogous provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or prior to the Closing Date.  Atmos has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the ITA and any applicable analogous provincial legislation.

(dd)         Brokerage Fees.

(i)            Atmos has not entered into any agreement which would entitle any Person to any valid claim against any of Atmos or MoSys for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

(ii)           Each Vendor represents and warrants as to him that he has not entered into any agreement which would entitle any Person to any valid claim against any of Atmos or MoSys for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

(ee)         No Default of Material Contracts.  Atmos is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract to which Atmos is a party, or by which its Assets may be bound, having a term of one year or more and involving a payment obligation or benefit of over $25,000 calculated on an annualized basis.

(ff)           Absence of Changes.  Except as disclosed in Schedule 4.1(ff), from the date of the Interim Financial Statements, Atmos has not:

(i)            merged or consolidated with or agreed to merge or consolidate with, or sold or agreed to sell all or substantially all of its Property to, or purchased or agreed to purchase all or substantially all of the Property of, or otherwise acquired, any other Person or a division thereof, except as provided in this Agreement;

(ii)           amended its certificate of incorporation or bylaws;

(iii)          made any changes in its accounting methods, principles or practices, except as required by GAAP;

(iv)          sold, consumed or otherwise disposed of any Property, except in the ordinary course of business consistent with past practices;

(v)                                 defaulted under any Contract;

(vi)          authorized for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Common Shares pursuant to (i) the exercise of the outstanding stock options held by option holders, (ii) the exercise of outstanding warrants held by warrant holders, and (iii) the conversion of Preferred Shares held by holders, all as listed on Schedule 4.1(e);

(vii)         declared any dividend on, made any distribution with respect to, or redeemed or repurchased, its capital stock except under existing repurchase agreements or obligations as set forth in Schedule 4.1(e);

(viii)        modified, amended or terminated any Employee Plan, except for actions contemplated hereunder, including without limitation any stock option grant or the vesting thereof, or accelerate the vesting of any stock option, restricted stock, or grant any increase in compensation in excess of 10% or any increase in fringe benefits to any employee; except as required under Legal Requirements or any Contract;

(ix)           entered into any transaction or agreement or taken any action other than in the ordinary course that have a Material Adverse Effect on the Assets or future business of Atmos;

(x)            made any capital expenditures in excess of $10,000 individually and $50,000 in the aggregate, other than in the ordinary course and consistent with past practices;

(xi)           incurred any Indebtedness, other than accounts payable in the ordinary course and consistent with past practices;

(xii)          signed any new customer contracts involving a commitment for future performance or payments by Atmos having a value or cost in excess of $50,000;

(xiii)         commenced or settled any litigation;

(xiv)        received or agreed to any Acquisition Proposal; or

(xv)         authorized or entered into an agreement to do any of the foregoing.

(gg)         Disclosure.  Vendor represents and warrants with respect to itself that no representation or warranty made by such Vendor in this Agreement, or in any Schedule, Exhibit or document furnished to MoSys by such Vendor at the Closing contains any untrue statement of material fact or omits to state a fact necessary to make the statements by such Vendor contained herein and therein not misleading.

(hh)         Drag-Along Shares.

(i)            Upon execution of this Agreement by the holders of not less than 70% of the votes attached to outstanding Shares, all of the Vendors are required to sell their Shares to MoSys pursuant to Section 3.06 of the Atmos Shareholders’ Agreement and the terms hereof, to the extent such terms are not inconsistent with Section 3.06 of the Atmos Shareholders’ Agreement.

(ii)           Each Vendor represents and warrants with respect to itself that, upon execution of this Agreement by the holders of not less than 70% of the votes attached to outstanding Shares, such Vendor is required to sell its Shares to MoSys pursuant to Section 3.06 of the Atmos Shareholders’ Agreement and the terms hereof, to the extent such terms are not inconsistent with Section 3.06 of the Atmos Shareholders’ Agreement.

4.2           Representations and Warranties of MoSys.  MoSys hereby represents and warrants to the Vendors as follows:

(a)           Incorporation and Power.  MoSys is a corporation duly incorporated under the laws of the state of Delaware and is duly organized, validly subsisting and in good standing under such laws.

(b)           Due Authorization.  MoSys has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.  The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of MoSys.

(c)           Enforceability of Obligations.  This Agreement constitutes a valid and binding obligation of MoSys enforceable against it in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(d)           Capitalization of MoSys.  The authorized capital of MoSys consists of 20,000,000 shares of Preferred Stock, $0.01 par value per share, none of which are outstanding, 120,000 shares of Series AA Preferred Stock $0.01 par value per share, none of which are outstanding; and 120,000,000 shares of Common Stock, $0.01 par value per share, of which 30,114,922 are outstanding immediately prior to the Closing.  All shares of MoSys Stock to be issued to the Continuing Holders at Closing (i) have been or will be duly authorized and validly issued, fully paid and non-assessable when issued and (ii) will be offered, issued, sold and delivered by MoSys in compliance with all applicable Ontario and U.S. securities laws.

(e)           Absence of Conflicting Agreements.  MoSys represents and warrants that its execution, delivery and performance of this Agreement and the completion of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(i)            a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any provision of its charter documents; and

(ii)           the violation of any Applicable Law by MoSys.

(f)            SEC Information.  As of their respective filing dates (except as thereafter amended) all documents that MoSys has filed with the SEC (the “MoSys SEC Documents”) have complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and none of the MoSys SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed MoSys SEC Document filed prior to the date hereof.

(g)           Disclosure of All Agreements.  Except as expressly disclosed in writing to all of the holders of Preference Shares, there are no collateral arrangements, commitments or understandings made between MoSys and any of the Vendors pertaining to the subject matter of the transactions contemplated in this Agreement or in any agreement ancillary hereto.

ARTICLE 5 - SECURITIES ACT COMPLIANCE; REGISTRATION

5.1           Registration Statement.  MoSys agrees that it will have in effect or file with the Commission within 10 days after the Closing a registration statement on Form S-8 covering all MoSys Options issued or issuable pursuant to the terms and conditions of this Agreement, which MoSys will keep effective as long as any of the MoSys Options remains outstanding and unexercised.

5.2           Compliance with Canadian Securities Laws.  Each Vendor who is a Continuing Holder agrees not to sell, transfer or exercise any right to acquire shares of MoSys Stock or any shares of MoSys Stock unless such sale, transfer or exercise, as the case may be, is made pursuant to  the registration and prospectus requirements of the applicable Canadian provincial securities laws or pursuant to available exemptions therefrom.  Each Continuing Holder acknowledges the right of MoSys to refuse to take any action in furtherance of any such sale, transfer or exercise in breach of this Section 5.2 and holds MoSys harmless from any claim that may result from such actions.

ARTICLE 6 - SURVIVAL; INDEMNIFICATION

6.1           Survival of Representations and Warranties.  All representations and warranties made under Sections 4.1, 4.2, and in the Vendors’ Releases, shall survive the Closing and any investigation with respect thereto by any party until the first anniversary of the Closing, or, if such anniversary falls on a day that is not a Business Day, the first Business Day following such anniversary (the “Last Escrow Claim Date”).  Notwithstanding the foregoing, the survival period set forth in this Section 6.1 shall not prevent any Party from bringing a claim against any Party arising out of the knowing personal fraud or willful or reckless misconduct of such Party, which may be brought at any time permitted by the applicable statute of limitations.

6.2           Sole Recourse for Breach of Representations and Warranties.  After the Closing Time, all rights, obligations and claims with respect to the representations and warranties made under Sections 4.1, 4.2 and in the Vendors’ Releases shall be determined exclusively in accordance with this Section 6.

6.3           Appointment of Holders’ Agent.  The Vendors (other than the Virage Group, which shall act on its own behalf) hereby appoint Richard Boadway, or such other person as Mosaid may designate (the “Holders’ Agent”), to act as their agent for the purpose of representing and protecting their interests under this Agreement.  Each Vendor (other than the Virage Group, which shall act on its own behalf) hereby appoints the Holders’ Agent as his attorney in fact, and agrees to be irrevocably bound by each election, decision and act of the Holders’ Agent.  MoSys shall cooperate with the Holders’ Agent in connection with the reasonable performance of his responsibilities hereunder.

6.4           Indemnification by the Vendors and MoSys.

(a)           Subject to Sections 6.1 and 6.5, each of the Vendors agrees, on a several basis (and not jointly or jointly and severally) and only in respect to the Personal Representations and Warranties given by such particular Vendor, to indemnify MoSys, and its respective shareholders, Affiliates, officers, directors, employees, agents, attorneys, contractors and their respective successors, assigns, heirs and personal representatives (collectively, the “MoSys Indemnitees”), severally, against and in respect of any and all Damages, either incurred directly by such Indemnitee or indirectly as a result of Damages incurred by any MoSys Indemnitee, which arise out of, result from or relate to any breach of or inaccuracy in any of the Personal Representations and Warranties made by such particular Vendor, or any representation or warranty in any certificate delivered by such particular Vendor to MoSys pursuant to this Agreement and from the breach by such particular Vendor of its Vendor Release.  The parties acknowledge that, upon Closing, Atmos shall be deemed to be a MoSys Indemnitee.

(b)           Subject to Section 6.5, MoSys shall indemnify each Vendor and their respective shareholders, Affiliates, officers, directors, employees, agents, attorneys, contractors and their respective successors, assigns, heirs and personal representatives (collectively, the “Vendor Indemnitees”) against and in respect of any and all Damages either incurred directly by such Indemnitee or indirectly as a result of Damages incurred by any Vendor Indemnitee, which arise out of, result from or relate to any breach of or inaccuracy in any of the representations and warranties of MoSys contained in Section 4.2 or in any certificate delivered by MoSys pursuant to this Agreement.

6.5           Limitation on Claims.

(a)           All Damages incurred by any MoSys Indemnitee shall be satisfied only from the Escrow Property (as defined in the Escrow Agreement), except as otherwise provided in this Section 6.5.

(b)           No Vendor will be liable for Damages pursuant to Section 6.4(a) with respect to an amount in excess of the consideration paid to such Vendor.

(c)           Notwithstanding Section 6.5(a), each Vendor shall be solely responsible for and shall indemnify the MoSys Indemnitees against and in respect of any and all Damages incurred by MoSys which arise out of, result from or relate to any breach of or inaccuracy in any of the Personal Representations and Warranties of such Vendor, or any breach of such Vendor’s Release, subject to the limitations on Damages set forth in this Section 6.5(b).

(d)           Notwithstanding any provision of this Agreement to the contrary, the limitations set forth in this Section 6.5 shall not apply to a claim or Damages arising out of the knowing personal fraud or willful or reckless misconduct of a Party or its agents or any breach of such Vendor’s Release.

6.6           Notice of Claims.  Any claim for indemnification pursuant to Section 6.4(a) shall be made by written notice from the MoSys Indemnitee to the Holders’ Agent in accordance with the terms of the Escrow Agreement or pursuant to Section 6.4(b) from the Holders’ Agent or the Virage Group to MoSys in accordance with Section 8.2; provided, however, that any claim in respect of the Personal Representations and Warranties, which are given on a several basis, shall be made by MoSys directly to the particular Vendor.

6.7           Disputed and Third-Party Claims.

(a)           If any Party shall give notice of a claim in accordance with Section 6.6, and MoSys and the Holders’ Agent (or the particular Vendor acting on its own behalf, as the case may be) do not resolve such matter by written agreement within 45 days after such notice is given, the dispute will be settled exclusively by arbitration before a single arbitrator appointed by JAMS/Endispute.  If the total amount (not including interest) of the dispute and any counterclaim exceeds $50,000, the arbitration will be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute; any other arbitration under this Section will be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS/Endispute.  The arbitral award shall allocate the arbitrator’s fees and expenses according to the relative success of MoSys and the Holders’ Agent in the arbitration, as determined by the arbitrator.

(b)           In the event of a claim by MoSys under Section 6.4(a) which, based on the relief sought by the claimant, can be fully satisfied by the available Escrow Amount (after deducting the full amount of all other pending claims for Damages) (a “Third-Party Claim”), Holders’ Agent (or the particular Vendor acting on its own behalf, as the case may be) will have the option, exercisable by written notice to MoSys within 20 days after receipt of MoSys’s notice, to control the defense of such Third-Party Claim.  All expenses (including, without limitation, attorneys’ fees) incurred by the Holders’ Agent (or the particular Vendor acting on its own behalf, as the case may be) in connection with his assumption of control of the defense of a Third-Party Claim shall be paid by the Holders’ Agent.  If the Holders’ Agent (or the particular Vendor acting on its own behalf, as the case may be) has not so assumed the defense of a Third-Party Claim, then MoSys shall have the right to control the defense of the Third-Party Claim, and the expenses reasonably incurred by MoSys in connection with such defense shall be recoverable as part of the Damages which are the source of the underlying claim.

(c)           In the event any claim alleging Damages in excess of the available Escrow Property (after deducting the full amount of all pending claims for Damages), MoSys shall have the sole right to control the defense of any such claim and the expenses reasonably incurred by MoSys in connection with such defense shall be recoverable as part of the Damages which are the source of the underlying claim.

(d)           The party controlling the defense may use counsel selected by it to conduct such defense and shall notify the other party of such selection.  If the other party reasonably objects within 20 days after designation of counsel initially selected that such counsel’s representation or potential representation of the designating party in matters in which MoSys’s and the Vendors’ or Atmos’s interests are adverse or potentially adverse, the designating party shall select other counsel free of any such adverse representation.  The party controlling the defense shall have the right, in its discretion exercised in good faith and upon the advice of counsel, to settle such matter, either before or after the initiation of litigation, at such time and upon such terms as they deem fair and reasonable, provided that (i) at least 10 days’ prior notice shall be given to the other party of the intention to settle the Third-Party Claim, (ii) no settlement by the controlling party shall include any equitable relief binding on the noncontrolling party, and (iii) the controlling party shall not agree to any settlement of such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld.  The noncontrolling party will have the right to be represented by counsel, solely at its own expense.  The controlling party shall keep the other party advised of the status of the Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

(e)           Unless otherwise agreed by the Parties, arbitration of a claim by MoSys with respect to a Third-Party Claim shall be deferred until the resolution of the Third-Party Claim.

(f)            Certain Specified Claims.  The parties acknowledge and agree that Pixim and Atmos have asserted claims against one another with respect to the License and Services Agreement dated August 21, 2001 between Pixim and Atmos, which they have agreed to resolve by binding arbitration.  All Damages to any MoSys Indemnitee from this dispute shall represent a claim against Escrow subject to the provisions of this Article 6.  The net proceeds of any recovery by Atmos from Pixim in the arbitration proceeding shall be deposited into the Escrow and disbursed in the manner provided in the Escrow Agreement.  MoSys agrees that counsel chosen by the Vendors will represent Atmos in the arbitration proceeding against Pixim, subject to the provisions of this Section 6.7.  The parties further acknowledge and agree that all reasonable employee severance amounts that Atmos becomes obligated to pay after the Closing which arise from terminations which occur prior to the Closing in excess of the amounts set forth in Schedule 6.7(f) attached, shall represent a claim against Escrow subject to the provisions of this Article 6.

ARTICLE 7 - ADDITIONAL COVENANTS OF THE VENDORS AND MOSYS

7.1           Non-Disclosure.  Each Party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a Party hereto, any information or materials concerning this Agreement, the negotiation between the Parties hereto and the transactions contemplated hereby, except to the extent that such information (i) is or hereafter becomes lawfully obtainable from other sources, (ii) is required to be disclosed to a Governmental Agency having jurisdiction over the Party or its Affiliates, (iii) is otherwise required by law to be disclosed, (iv) is disclosed following a waiver in writing from the other Parties, (v) was known by the receiving Party prior to disclosure by the other party, or (vi) has been disclosed prior to the date of this Agreement.

7.2           Access.  Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, each Vendor will (i) provide MoSys and its authorized representatives with such access to Atmos’s books, records, Properties, officers, attorneys and accountants as each such Vendor is authorized to obtain for himself and permit MoSys to make inspections and copies of such books and records, and (ii) furnish MoSys with such financial information and operating data and other information with respect to Atmos’s business and Properties as such Vendor possesses or is entitled to obtain, all as MoSys may from time to time reasonably request for the purposes of this Agreement, during normal office hours.  MoSys shall give each Vendor reasonable advance notice of any on-site visit, and such Vendor shall have the right to cause the agents of MoSys to be accompanied by an officer or designated employee of such Vendor.

7.3           Reasonable Business Efforts, No Inconsistent Action.  Each Party will use its reasonable business efforts to cause the conditions over which it has control to be satisfied on or before the Closing; provided that MoSys shall not be obligated to consent to or waive compliance with any matter specified as requiring its consent in Section 3.2.  No Party will take any action which will foreseeably result in the failure to satisfy any condition stated in Section 3.2 or 3.3 on or before the Closing.

7.4           Indemnification of Atmos Indemnitees.  The Vendors agree that all rights to indemnification for acts or omissions occurring prior to the Closing Time in favor of the directors or executive officers of Atmos (the “Atmos Indemnitees”) as provided in Atmos’s certificate of incorporation or bylaws, in effect immediately prior to the Closing Time or granted by contract shall terminate at the Closing Time, except as to claims brought against the Atmos Indemnitee as an agent of Atmos (i) if such Atmos Indemnitee had knowledge of such claim or the basis of such claim as of the date of the Closing, (ii) such claim has been disclosed on the appropriate schedule to this Agreement, and (iii) such claim would not constitute a breach of any representation or warranty under Section 4.1 or in the Vendors’ Releases.

7.5           Termination of this Agreement.

(a)           MoSys may terminate this Agreement prior to Closing and the transactions contemplated hereunder in the event (i) of any breach of any covenant of a Vendor under this Agreement, (ii) any closing condition under Section 3.2 is not satisfied prior to August 31, 2002,

(iii) of material default hereunder by any Vendor, or (iv) of mutual agreement by MoSys and the Principal Vendors to terminate this Agreement and the transactions contemplated hereunder.  Termination of this Agreement and the transactions contemplated hereunder by MoSys for any other reason will constitute an abandonment of such transactions by MoSys.

(b)           If any condition stated in Section 3.3 is not satisfied prior to August 31, 2002, then, provided the Vendors are not in material default hereunder, the Vendors and the Holders’ Agent may at any time thereafter terminate their respective obligations under this Agreement including, as applicable, under or arising from any exhibits, certificates and schedules thereto by giving written notice thereof to MoSys.  No Vendor may terminate this Agreement or abandon the transactions contemplated hereunder for any other reason.

(c)           No termination will terminate or otherwise affect the obligations of the Parties under Sections 7.1 or 8.1.

7.6           Termination of Other Agreements.  The parties hereto acknowledge and agree that, in conjunction with the payments to be made to the Virage Group hereunder and the sale of all of its interest in Atmos, the various agreements and arrangements between the Virage Group and Atmos (the “Virage Agreements”) shall be terminated, and, as contemplated by the Mutual Release to be delivered on Closing as provided for in Sections 3.2(i) and 3.3(d)(vi) hereof by some of the parties hereto and certain others, including Atmos, each of the parties hereto hereby covenants and agrees to release each other from any claims or accrued entitlements under the Virage Agreements (known or unknown) subject to the terms of this Section 7.6.

Notwithstanding the terms of the agreements referred to below, each of the parties hereto hereby covenants and agrees that the following provisions shall apply among Atmos, MoSys, the Virage Group and, where applicable, the other parties hereto:

(a)           The Vendors agree that all of their respective rights and obligations under that certain Share Purchase Agreement dated as of June 29, 2001 among Atmos, Virage and certain other purchasers, the Atmos Shareholders’ Agreement and the Share Purchase Option Agreement will be terminated, canceled and without force or effect immediately after the Closing Time and no party thereto shall have any ongoing rights, obligations, claims or entitlements thereunder.

(b)           With respect to that certain Technology License Agreement made as of June 29, 2001 among Atmos, Virage and Mosaid, the parties hereto acknowledge and agree that the License contemplated therein never became effective (as provided in Section 2.5 of such agreement), that Virage was never given access to the technology and “Atmos Intellectual Property” contemplated thereunder and, accordingly, such agreement will be terminated effective as of the Closing of the transactions herein contemplated and no party thereto shall have any ongoing rights, obligations, claims or entitlements thereunder.

7.7           Exclusivity.  Between the date of this Agreement and the earlier of the Closing Date and the permissible termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 7.5 (a) or (b), the Vendors, and each of them, agree not to enter into any agreement with respect to an Acquisition Transaction or commence, continue or conduct any discussions, directly or indirectly, with any other party concerning any Acquisition Proposal.

7.8           MoSys Contribution.  At the Closing, MoSys agrees to contribute $200,000 to Atmos which MoSys shall cause to be paid at the Closing to Virage by Atmos for license fees owed by Atmos to Virage.

ARTICLE 8 - GENERAL

8.1           Expenses.  Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker’s commission, finder’s fee or like payment payable by it in respect of the purchase and sale of the Shares pursuant to this Agreement, regardless of whether the transactions contemplated herein are consummated.

8.2           Notices.

(a)           Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

(i)                                     if to the Vendors, to:

Ventures West Management Inc.
Suite 280 1285 West Pender Street
Vancouver, B.C., Canada V6E 4B1
Attention:	Howard L. Riback
Fax. No.:	604-687-2145

MOSAID Technologies Incorporated
11 Hines Road
Kanata, Ontario, Canada K2K 2X1
Attention:	General Counsel
Fax No.:	613-591-8148

Virage Logic
46501 Landing Parkway
Fremont, California 94538
Attention:	Adam Kablanian
Fax No:	510-360-8078

with a copy to:

Ogilvy Renault
Suite 2100, P.O. Box 141
Royal Trust Tower, Toronto-Dominion Centre
Toronto, Ontario, Canada M5K 1H1
Attention:	Brian A. Ludmer
Fax. No.:	416-216-3930

The parties listed above hereby agree to forward to the other Vendors copies of any notice or other communication received by them in accordance herewith;

(ii)                                  if to MoSys, to:

Monolithic System Technology, Inc.
1020 Stewart Drive
Sunnyvale, California 94085
Attention:	Fu-Chieh Hsu
Fax No.:	408-731-1893

with a copy to:

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, California 94303
Attention:	Alan B. Kalin
Fax No.:	650-849-4800

(b)           Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day.  Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day.  Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services.  Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(c)           Any Party may from time to time change its address under this Section by notice to the other Parties given in the manner provided by this Section.

8.3           Complete Agreement; Waiver and Modification, Etc.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties.  There are no representations or warranties by any Party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed.  There are no covenants or conditions except those expressly stated herein.  No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a Party unless made in a writing signed by such Party.  The Holders’ Agent shall have the right to waive or amend any provision of this Agreement on behalf of the Vendors (other than the Virage Group).  This Agreement may be terminated prior to the Closing Time by unanimous agreement of MoSys, the Holders’ Agent and the Virage Group.  This Agreement may be amended prior to the Closing Time by unanimous agreement of MoSys, the Holders’ Agent and the Virage Group.

8.4           Effect of Waiver.  A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.5           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.6           Non-Merger.  Each Party hereby agrees that all provisions of this Agreement (other than the representations and warranties contained in Article 4, which shall survive for the periods specified in that Article or in Article 6, as the case may be) shall forever survive the execution, delivery and performance of this Agreement, the Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

8.7           Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

8.8           Language.  The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language.  Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

8.9           Gender.  A third person reference to “him” or “his” with respect to a Vendor is made without regard to actual status or gender of the Vendor and shall be deemed to apply to all Persons that are Vendors.

8.10         Governing Law; Waiver of Jury Trial; Forum.  This Agreement shall be governed by and construed and enforced in accordance with applicable laws of the state of California without regard to any principles governing conflicts of laws.  The parties hereby waive, and consent to the waiver of, any right they may have to a jury trial.  Except as provided otherwise in Section 6.7(a), any dispute which arises with respect to any part of this Agreement shall be prosecuted in a court of competent jurisdiction situated in Santa Clara County, California, USA.

8.11         Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.  No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

8.12         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.  Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either the Party providing its signature in such manner shall promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed.

[Remainder of page left blank intentionally]

SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF the Parties have executed this Agreement as of August __, 2002.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

By:	/s/ FU-CHIEH HSU

Title:	President

Print Name:

BUSINESS DEVELOPMENT BANK OF CANADA

By:	/s/ TIM APRIL

Title:	Director VC

Print Name:

EASTERN TECHNOLOGY SEED INVESTMENT FUND LIMITED PARTNERSHIP L.P.

By:	/s/ P. SAYLE

Title:	Its General Partner, Ventures West 7 Management Ltd.

Print Name:

VENTURES WEST 7 LIMITED PARTNERSHIP

By:	/s/ P. SAYLE

Title:	Its Manager, Ventures West 7 Management Ltd.

Print Name:

VENTURES WEST 7 U.S. LIMITED PARTNERSHIP

By:	/s/ P. SAYLE

Title:	Its Manager, Ventures West 7 Management (International) Inc.

Print Name:

MOSAID TECHNOLOGIES INCORPORATED

By:	/s/ RICHARD J. BOADWAY

Title:	Sr. V.P., CFO

Print Name:

VIRAGE LOGIC CORPORATION

By:	/s/ ADAM KABLANIAN

Title:	President

Print Name:

2

ATOM ACQUISITION ULC

By:	/s/ A. HUTAT

Title:

Print Name:

[other Vendor signature page follows on next page]

3

VENDOR SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT

By signing below the Vendor agrees to all of the terms of the Share Purchase Agreement for Shares of Atmos Corporation dated August 29, 2002.

[Name of Vendor]

By:
[Signature]

[Name of Signature]

[Witness]	[Title of signatory if signing on behalf of an entity or another individual]

CONFIDENTIAL

VENDOR SIGNATURE PAGE OF SHARE PURCHASE AGREEMENT

Vendors listed on Schedule ‘A’ attached

	By:	/s/ PAUL SLABY
Paul Slaby

Transfer Agent pursuant to Section 3.06 of the
[Witness]	Atmos Shareholders’ Agreement

SHARE PURCHASE AGREEMENT

LIST OF OMITTED SCHEDULES

Schedule A Vendors

Exhibits
A	Holders of Atmos Common Shares
B	Holders of Atmos Preference Shares
C	Section 83(b) Election
D	Restricted Stock Purchase Agreement
E	Atmos’s Solicitors’ Opinion
F	Vendors’ Solicitors’ Opinions
G	Vendors’ Release
H	Virage Release
I	Non-Competition Agreement
J	Escrow Agreement
K	MoSys Counsel Opinion

Schedules
2.2	Purchase Price Payable for Preference Shares
2.3	Purchase Price Payable for Common Shares
2.4	Purchase Price Payable for Atmos Options
2.5	Atmos Liabilities
4.1(c)	Non-resident Shareholders
4.1(e)	Ownership of Shares
4.1(f)	Third-Party Consents
4.1(g)	Organization of Atmos
4.1(j)	Financial Statements
4.1(k)	Title to Assets
4.1(l)(i)	List of Intellectual Property
4.1(l)(ii)	List of IP Rights
4.1(l)(viii)	Infringement of Third Party IP
4.1(l)(ix)	Infringement of Atmos IP
4.1(l)(x)	Employee IP Agreements
4.1(l)(xi)	Derivative Works
4.1(l)(xii)	Transfer of Atmos IP
4.1(m)	Products and Services
4.1(n)	Licenses and Permits
4.1(o)	Undisclosed Liabilities
4.1(p)	Consents and Approvals
4.1(q)	Notices
4.1(s)	Litigation
4.1(t)	Insurance
4.1(v)(i)	Employee Compensation
4.1(v)(iii)	Employee Termination
4.1(v)(vii)	Labor Proceedings
4.1(w)	Employee Plans
4.1(x)	Extraordinary Fees, Salary, Bonuses and Dividends
4.1(y)	Customers and Suppliers
4.1(z)	Affiliated Transactions
4.1(aa)	Taxes
4.1(ff)	Absence of Changes
6.7(f)	Employee Severance Amounts

The Company agrees to furnish supplementally a copy of any omitted schedule (or exhibit) to the Commission upon request.

Monolithic System Technology, Inc.

By:	/s/ MARK VOLL
Vice President, Finance and Administration
Chief Financial Officer and Secretary
Duly Authorized and Principal Accounting Officer